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                                  EXHIBIT B4.8
                         FORM OF EARNINGS BENEFIT RIDER
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                    EARNINGS BENEFIT RIDER

This rider is part of your policy. The effective date of this rider is the Contract Date shown on the Policy Data Page. The benefits described in this rider will cease upon termination of the policy or at the request of the Owner at any time. Benefits provided by this rider can only be elected prior to the Contract Date.

By attachment of this rider, your policy is amended as follows:

     BENEFIT

          EARNINGS BENEFIT - The Earnings Benefit will be paid in addition to the Death Proceeds as described in the Death Benefit Provisions of your policy. The Earnings Benefit will be determined upon due proof of the Owner's death and selection of payment option. The Earnings Benefit will be calculated prior to any death benefit calculations and is equal to (A-B) x C, where:

          A = the Account Value of the policy.
          B = Premiums, less any withdrawals. If premiums less withdrawals is equal to or less than zero, B will be assumed to be zero.
          C = the Earnings Benefit Percentage.

          The Earnings Benefit shall never exceed B multiplied by the Earnings Benefit Cap (where B is reduced by any subsequent premium paid in the 12 months prior to the date of the Owner's death). The Earnings Benefit will never be less than zero.

          Upon the death of the Owner, the Earnings Benefit will continue as long as your spouse assumes all rights under the contract as Owner and an Earnings Benefit was not paid upon your death. However, if the Earnings Benefit was paid upon your death, this rider ends and no additional benefits will be paid.


          The Earnings Benefit may be cancelled at any time while the policy is in force.

     COST
          The Earnings Benefit Charge is shown on the Policy Data Page.

          Upon cancellation of the Earnings Benefit, the Earnings Benefit Charge will cease.

This rider will not change, waive or extend any part of the policy, other than as stated herein.

                    American United Life Insurance Company(R)

                              /s/ William R. Brown

                                    Secretary